CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in Amendment No.1 to the Registration Statement (No. 333-122504) on Form SB-2 of our report dated April 22, 2004 (except for Note 5, Note 8, and the last paragraph of Note 4, as to which the date is March 7, 2005) on the balance sheets of Advaxis, Inc. (a development stage company) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the period March 1, 2002 (inception) to December 31, 2002, the year ended December 31, 2003, and the period March 1, 2002 (inception) to December 31, 2003. We also consent to the reference to our Firm under the caption "Experts".

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 2005